UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported event): March 22, 2006

The Navigators Group, Inc.

(Exact name of registrant as specified in its chapter)

DELAWARE	0-15886	13-3138397
(State of	(Commission	(I.R.S. Employer
organization)	File Number)	Identification No.)

One Penn Plaza, New York, NY		10119
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 933-6027

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                       Entry into a Material Definitive Agreement

On March 22, 2006, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of The Navigators Group, Inc. (the “Company”) established a long term incentive award program (the “LTI Program”) intended to promote the retention of certain key underwriters and other employees of the Company. To be eligible for an award consisting of restricted shares of the Company’s common stock under the LTI Program, employees should generally have been employed by the Company for at least three years and participate at designated levels in the Company’s employee bonus program. Participation in the LTI Program is at the discretion of the Committee. While awards may be made annually, no employee will generally receive awards in two consecutive years. At its March 22, 2006 meeting, the Committee awarded an aggregate of 135,000 shares of common stock of the Company to 17 employees. The shares are issued pursuant to the Company’s 2005 Stock Incentive Plan, and vest in three equal installments, on the third, fourth and fifth anniversaries of the date of grant.

On March 23, 2006, the Board revised the compensation payable to the Company’s outside directors for Board and Board committee service. Effective as of May 31, 2006, each director other than the Company’s Chairman, Terence N. Deeks, and its President and Chief Executive Officer, Stanley A. Galanski, will receive an annual payment, payable in the first quarter of each year for service during the preceding year, consisting of $20,000 in cash and $25,000 in restricted shares of the Company’s common stock (based on the closing price of the Company’s common stock on the last business day of such preceding year), as well as a fee of $2,000 for each Board meeting attended and $1,000 for each telephonic Board meeting attended. In addition, members of the Audit Committee of the Board will be paid $2,000 for each Audit Committee meeting attended in person and $1,000 for each Audit Committee meeting attended by telephone, and members of all other Board committees will be paid $1,000 for each committee meeting attended in person and $500 for each committee meeting attended by telephone. The chairmen of the Audit Committee and the Compensation Committee will also be paid annual retainers of $20,000 and $10,000, respectively. Chairmen of other Board committees will no longer receive annual retainers for their services as chairmen.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NAVIGATORS GROUP, INC.
(Registrant)

/s/ Elliot S. Orol
Name: Elliot S. Orol
Title: Senior Vice President and General Counsel

Date: March 28, 2006